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                                                                  Exhibit (j)(1)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors of Eclipse Funds Inc.
and the Board of Trustees of Eclipse Funds:


We consent to the use of our report dated December 23, 2005, with respect to the financial statements of Eclipse Funds Inc., comprising the MainStay All Cap Growth, MainStay All Cap Value, MainStay S&P 500 Index, MainStay Cash Reserves, MainStay Floating Rate, MainStay Indexed Bond, MainStay Intermediate Term Bond, MainStay Short Term Bond, MainStay Income Manager (formerly MainStay Asset Manager), MainStay Conservative Allocation, MainStay Moderate Allocation, MainStay Moderate Growth Allocation, MainStay Growth Allocation, and MainStay Large Cap Opportunity Funds, and Eclipse Funds, comprising the MainStay Mid Cap Opportunity, MainStay Small Cap Opportunity and MainStay Balanced Funds, (collectively, the "Funds"), as of and for the year or period ended October 31, 2005, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and in the introduction to and under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information in this Registration Statement.



/s/ KPMG LLP

Philadelphia, Pennsylvania
February 24, 2006